UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 1, 2005

Western Goldfields, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Idaho

(State or Other Jurisdiction of Incorporation)

0-50894	38-3661016
(Commission File Number)	(IRS Employer Identification No.)

961 Matley Lane, Suite 120 Reno, Nevada	89502
(Address of Principal Executive Offices)	(Zip Code)

(775) 337-9433

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Exploration and Mining Lease Agreement

On September 1, 2005, Western Goldfields, Inc. (“WGI”) entered into an Exploration and Mining Lease Agreement with Manhole Adjusting Inc. (MAI), dated August 24, 2005, relating to certain properties in Imperial County, California which MAI controls or in which MAI holds rights or owns interests. The purpose of the agreement is for WGI to undertake operations with a view to conduct exploration of the property, develop potential mineral showings and ultimately delineate and mine one or more ore deposits containing precious or base metals amenable to commercial mining.

The term of the agreement is for a ten year period beginning August 24, 2005. The agreement provides for a 2% net smelter royalty payable from WGI to MAI from the subject properties during the time which WGI produces any metals, metals products, ore or metal interests from the subject properties. An advanced royalty payment of $3,000 was due upon the signing of the agreement and is payable on or before the anniversary dates of the agreement in the amount of $5,000 for the first year anniversary, $7,000 for the second year anniversary, $10,000 for the third year anniversary, and $20,000 for fourth year anniversary and each anniversary thereafter. The agreement includes a work commitment requiring WGI to spend a minimum of $5,000 before the end of the first year, $10,000 before the end of the second year and $20,000 before the end of the third year and each year thereafter.

Mineral Lease Agreement

On September 1, 2005, WGI entered into a Mineral Lease Agreement with Timberline Resources Corporation (“TRC”) relating to WGI’s interests in certain unpatented lode mining claims situated in Shoshone County, Idaho. Pursuant to the agreement, TRC has the exclusive right and privilege to explore, prospect for, and mine any minerals and material deposits on or within the property, all on the terms and conditions in the agreement. The initial term of the agreement is for a period of twenty years.

At any time and from time to time during the term of the agreement, TRC may relinquish to WGI portions of the property by delivering to WGI a quitclaim deed of TRC’s rights, titles and interests in the relinquished property. Upon delivery of the quitclaim deed, all of TRC’s right, title, interest and obligations with respect to the relinquished property terminate, subject to certain reclamation obligations and work, filing and payment requirements of the Bureau of Land Management and to Shoshone County to maintain those claims for that calendar year.

TRC agreed to pay to WGI a 2% net smelter royalty on all minerals mined and removed from the property and for which TRC receives payment or consideration. Concurrently with the execution of the agreement, TRC issued to WGI a total of 50,000 shares of TRC common stock and agreed to issue to WGI 75,000 shares of TRC common stock on April 1, 2006, 100,000 shares of TRC common stock on April 1, 2007 and 75,000 shares of TRC common stock on April 1, 2008, in each case if the agreement is in effect on such date. In addition, if the agreement is still in effect at such time, TRC also agreed to issue to WGI warrants to purchase up to 250,000 shares of TRC common stock on April 1, 2006 at an exercise price of $0.65 per share and an expiration date of April 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Goldfields, Inc.

Date: September 7, 2005	By:	/s/ Thomas K. Mancuso
Thomas K. Mancuso
President